EXHIBIT 23.1


                          Independent Auditors' Consent



The Board of Directors
Transport Corporation of America, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-89956, 333-99235, 333-62992, 333-69419, 33-90896, 333-934, and 33-96576) on
Form S-8 of Transport Corporation of America, Inc. and subsidiaries of our reports dated February 6, 2004, except for note 5, which is as of March 10, 2004, relating to the consolidated balance sheets of Transport Corporation of America, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders' equity and cash flows, and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2003, which reports appear in the December 31, 2003 annual report on Form 10-K of Transport Corporation of America, Inc.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, on January 1, 2002 and the provisions of FASB Interpretation No. 46, Consolidation of Variable Interest Entities, on July 1, 2003.


                                                                    /s/ KPMG LLP
Minneapolis, Minnesota
March 18, 2004